Exhibit 5.1

July 31, 2018

Patterson-UTI Energy, Inc. 10713 W. Sam Houston Pkwy N, Suite 800 Houston, Texas 77064
Re:	Patterson-UTI Energy, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Patterson-UTI Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Issuer of up to $525,000,000 aggregate principal amount of the Issuer’s 3.95% Senior Notes due 2028 (the “New Notes”) in exchange for a like principal amount of the Issuer’s outstanding 3.95% Senior Notes due 2028 (the “Outstanding Notes”).

The New Notes are to be issued pursuant to the Indenture, dated as of January 19, 2018, as supplemented by the First Supplemental Indenture, dated January 19, 2018 (as so supplemented, the “Indenture”), among the Issuer, certain subsidiaries of the Issuer that initially guaranteed the Outstanding Notes, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Outstanding Notes and the form of the New Notes, and such other documents, corporate records, certificates of officers of the Issuer and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuer and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Patterson-UTI Energy, Inc. July 31, 2018 Page 2

The opinion expressed above is subject to the following additional assumptions, exceptions, qualifications and limitations:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any purported fraudulent transfer “savings” clause; (iv) any waiver of the right to jury trial or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP